 “To Establish the Distributional Power Integration Project Center” Agreement
Between
China Academic Sciences Guangzhou Resource Institute
And
Liaoning Gaoke Group Co., Ltd

Part A: Liaoning Gaoke Group Co., Ltd

Part B: China Academic Sciences Guangzhou Energy Institute

1. Background

As the result of the energy crisis, peoples has been aware to re-understanding the energy resource mining and using. Peoples have to think about the global environment issue and sustainable development. The only answer for the issues is “finding new source” and “saving traditional source”. “Finding new source” means look for new energy resource and renewable energy resource to alter the shortage of oils and coals, increase the efficiency of energy, and extend the period of energy resource using. [The PRC Renewable Energy Act] has already been voted by the Chinese People’s Congress. In this act, the development and use of solar energy, wind energy, biomass energy, geothermal energy, and sea energy have been mentioned. China Academic Sciences Guangzhou Energy Institute has prowess in the area of solar energy, biomass energy, geothermal energy, and sea energy, is the first national research institute of researching the solar energy use, and is famous for “the Chinese No.1” of the solar energy use. The institute also has the strong research ability and the project experience in the solar energy photovoltaic system and Wind & Light system. It has the leadership of the biomass energy use, and had been taking on several nation-class and state-class research project. It also had built MW-class generation site for model and business. The research about geothermal energy and sea energy is the most improved in China. The institute lead the energy-saving building project which is the third create platform of China Academic Sciences.

Distributed energy system is the second revolution of energy use technology. The international theoretical research and the application of projects shows: compared with the traditional central energy system, the distributed energy system is closer to burthen and do not need construct large-scale grid to make remote high voltage or extra-high voltage transmission, which can substantially reduce the line loss, save transmission and distribution investment and running expenses. Due to providing several energy services, such as electricity and heat, distributed energy system can effectively realize the step use of energy to achieve a more comprehensive use efficiency of energy (higher than 80%-90%), and it is more environmental protection. Distributed energy system has been extended in developed countries. For example, Denmark’s electricity provision was reliable to some large power stations before 1980s. At present, 40% of Denmark’s electricity has been provided by wind power station and small-scale thermoelectricity cogeneration station, and the energy use efficiency achieved more than 80%. Currently, the main energy of distributed energy system is LNG. Under the support of related state industry policies, the renewable energy (mainly such as solar, wind energy, biomass energy and ocean energy) will be likely to enter into electricity market by the manner of alternative energy and become the material component of distributed energy system. For example, the solar station on the roof, the wind power generator, biomass power generation and generating on the island, and we can realize the dispatch and distribution through remote monitoring and intelligent controlling. The current developed countries, such as Japan and USA are best examples for us.

LNGK Energy Group Co., Ltd. is one of the general contractor of design and construction of microgrid in domestic, with solid technical strength and developing market ability. It cooperated with CAS Guangzhou Energy Institute to form a technical, design and construction strength, then to develop the international market to be the most influential general contractor with respect to the distributed renewable energy use.

2. The name of project center: distributed electricity technology integration project center

3. The nature of project center: LNGK Energy Group Co., Ltd. mainly invests funds, relying on the technology strength of CAS Guangzhou Energy Institute on the renewable energy to establish an application technology project research and development center.

4. The forming principle of project center:

(1). The center will be formed by the principle of clear property right, clear right and responsibility, separating institution from enterprise and scientific management.

(2). Optimizing the allocation of resources and increasing the use efficiency of energy. The project center combine the design, construction technology, talents and facilities with respect to regular energy of LNGK and design, construction, running, maintenance and economical evaluation of solar, wind power, biomass energy and ocean energy project application, and the acknowledges, talents and experience with respect to project consulting and prospective basis research of CAS Guangzhou Energy Institute to achieve a effect with 1 plus 1 is more than 2.

(3). Emphasizing the innovation of technology. Project center will satisfy the demand of state and society by the means of technology innovation and progress. The center will provide the project technology services of electricity and heat provision to the relatively developed cities (mainly the community owners), public facilities in ecological areas, remote villages and holiday villages. The center will make the integration of photo electricity and solar thermo, research application technology of the wind power, biomass energy, geothermal energy, and ocean energy and construction energy-saving project and tackle the issues of key technology of the distributed energy system. Also, it will research and extend the energy-saving construction application technology characterized by distributed renewable energy to support the project application. Then, it will independently create innovation of intellectual property and enhance the technology strength and competitive ability to promote the development of the company.

(4). Keeping the win-win cooperation to establish the center to be the province even national center with strong development ability and having independent intellectual property.

5. Forming method of the center:

(1).the location of center: CAS Guangzhou Energy Institute in Guangzhou.

(2). Financing method of working capital: all the funds which center needs will be invested by LNGK Energy Group Co., Ltd. The first period: LNGK will input RMB 10 million Yuan within 3 years: inputting 4 million in the first year, inputting 3 million in the second year and third year, respectively. (Annual funds will be paid in 2 installments and paid semiannually).

(3). The obligation: Party A has the obligation to finance all needed funds and propose the research issue. Party B has the obligation to provide the technical scheme and technical implementation documents, organize the research and development talents and coordinate the technology breakthrough. And the new project center has the obligation to organize the construction of project ad extend the industry.

6. The continuous funds resources of the center:

The continuous funds resources of the center will be set forth in the complementary agreement.

7. The business range of the center:

(1). In accordance with the economy construction and the demand of market, based on the technology transferring and independently researching, the center will continually transfer the results of research into the industrial application to provide the company with mature supporting technical scheme and settle the problems in the project application for company, and then present new technology and new products.

Notwithstanding the distributed energy system has a broad prospect, there is many specific key technology waiting for being settled in the early developing period in domestic. Distributed renewable energy electricity system is a new issue in domestic. The center will have independent technology and products by independent research and development and absorbing the introduced technology within 2-3 years (Such as distributed photo voltage, solar thermo and constructions integration technology, photo voltage construction materials technology, network technology combining wind and solar, biomass gasification generating station, using geothermal energy, energy-saving construction and related remote monitoring technology, dispatch and distribution of electricity, distributed energy system short distance transmission technology, reliability, maintenance technology and investment analysis of distributed energy system etc.) to enhance the core competitive ability of company.

(2) To carrying out open style service ,accepting the consignation of technology research &development, testing project and science & technology service project from related national and local departments, enterprises ,universities and science research organization ; To providing technology consultation services.

(3) To participate the digestion, absorbing, creation of introduced technology to provide technology support for the sake of improving product quality absorbed from overseas advanced technology for the enterprises.

(4) To foster, collect and deliver high level and high quality technology and management talents. To provide better training for enterprise’s technicians (including fostering master and doctor in the field of renewable power for Liaoning Gaoke.)

(5) To participate enaction of the enterprise advancement and development deployment and provide technology support for the advance technology of enterprise.

8. Property right distribution portion of project center:

After the establishment of the project center, it will start to distribute the intellectual property formed by development and research by the following portion. While before the foundation of the center, all the formed intellectual property belongs to Guangzhou Energy Institute.

(1)	Liaoning Gaoke Energy Group Co., Ltd: 70%

(2)	China Academic Science ,Guangzhou Energy Institute:30%

9. Management mode of the project center:

The center sets up Council and the project center director responsibility system leaded by the Council.

(1) Council: to constitute the developing deployment, working tasks of the center and all the management rules and regulations of the center; be responsible for the management and supervising of the center.

Its members are come from enterprise representatives, science association or the related governmental departments. The director of council was occupied by the representative of Party A, vice director and financial director by the representative of Party B.

(2) The director of center: adopting contract hiring system and in charge of whole operation of the center.

The center should comply with the principle of ‘Science, Democracy and High efficiency’; introduce excellent management method and experience for the enterprise; set up active inner management system. In accordance with the establishment mode, the center adopts director responsibility system leaded by council. The director is appointed by contract hiring system; his /her responsibilities are decided by the council to preside the daily work of the center.

11. The operating system of the project center:

(1)	Subjection relationship: relying on the 2nd level Company founded by Party B and carrying out mutual independent business and finance with exclusive spending in special funds

(2)	Organization structure :( Omission )

(3)
Inside operation system: the newly founded center sets up a active and high efficient inside operation system appropriate to socialism market economy through new concept and new notion. Firstly, to implement council supervising and director responsibility system; secondly, to carry out all staff contract hiring system; thirdly institutionalization and standardization ; fourthly, to set up and improve inspiration system of the achievement evaluation; fifthly, to establish the system of benefit (social and economy ) and staff income link together ,etc. Main objective of the center: to obtain core technological breakthrough in distributed power system mainly upon renewable energy; to gradually form good cycle of the useful integration between social and economy benefits through technological breakthrough.

12. Tasks and developing objectives:

(1) Short-term objectives: setting up modern enterprise system by market orientation; strengthening enterprise management; realizing most optimum distribution of resources, human, technology, funds to improve investment and economy benefits maximally. Proposing industry technological standard and participating the construction of national industry standard. In addition, becoming national general contractor gradually in design, consultation, service, construction of the renewable power system project. The short-term objective mainly relies on Party A.

(2) Long-term objective: developing funds operation and international cooperation by sustainable market, technology and management creation; optimizing distribution of resources; improving core competitive power and providing all-wave service and advanced technological support for the enterprise. Try to make the enterprise to be a well-known project contractor in the world in the field of new energy and renewable power design and project construction.

Party A: Liaoning Gaoke Group Co., Ltd	Party B: China Academic Sciences
Guangzhou Energy Institute

Legal representative: (stamp)	Legal representative: (stamp)

Signing date: June 25, 2005	Signing date: June 25, 2005